Exhibit 99.1

Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
Email: wamplerwes@lumosnet.com

Lumos Networks Corp. Reports Operating Results for the Fourth Quarter and Year 2011

Company Completes Separation from NTELOS Holdings Corp.

Fourth Quarter 2011 Competitive Data Revenues Up 17% over Fourth Quarter 2010

Cash Dividend of $0.14 per Share Declared

WAYNESBORO, VA – February 27, 2012 – Lumos Networks Corp. (“Lumos Networks” or “the Company”) (Nasdaq: LMOS), a fiber-based service provider of voice, data and IP-based telecommunication services in the Mid-Atlantic region, today announced operating results for its fourth quarter and year 2011. Lumos Networks was separated from NTELOS Holdings Corp. through a spin-off effective after the close of business on October 31, 2011.

Total revenue for the fourth quarter 2011 was $51.1 million, compared to $41.0 million for fourth quarter 2010. For the year 2011, total revenue was $207.4 million, compared to $146.0 for 2010. Total adjusted EBITDA was $23.0 million for the fourth quarter 2011, compared to $21.1 million in fourth quarter 2010, and $96.9 million for the year 2011 compared to $77.1 million for 2010. These reported results reflect the operations of FiberNet, which was acquired December 1, 2010. Proforma revenue for the year 2010 was $213.1 million.

“The year 2011 marked several milestones for Lumos Networks,” said Michael B. Moneymaker, president. “We completed the separation from NTELOS and the integration of the FiberNet and Alleghany fiber acquisitions. During the year, we enabled Metro Ethernet or IP voice services in 30 new markets. We are positioned to increase data sales in 2012 as we now focus our resources on the data growth opportunities ahead of us.”

Highlights

•

In support of the company’s strategy to expand Enterprise Data sales in existing and newly-enabled markets, on-net buildings reached 1,051 during fourth quarter, driving a 16% increase in this revenue over fourth quarter 2010 (pro forma) and a 4% increase sequentially over third quarter 2011.

•

Fiber connections to wireless cell sites were increased 12% in fourth quarter, as the company pursues new wholesale opportunities presented by growing data capacity demand of carriers. Fiber connections to cell sites totaled 148 at year-end, with an additional 150 sites now contracted to be built in 2012. Wholesale data revenue for the quarter was up 24% (pro forma) over fourth quarter 2010, and up 10% over the previous quarter.

•

A 30% year over year increase of account executives selling flagship data products to businesses and wireless carriers is planned for 2012 to support the projected Competitive data revenue growth in the expanded seven-state market area served by the Company’s 5,800 route-mile fiber network.

•

The transition of revenue composition to data products continues. The Competitive segment, comprised of approximately two-thirds data revenue, accounted for 77% of consolidated revenue in fourth quarter 2011.

•

On February 23, 2012, the Board of Directors of Lumos Networks Corp. declared a quarterly cash dividend on its common stock in the amount of $0.14 per share to be paid on April 12, 2012 to stockholders of record on March 14, 2012.

“We continue to see strong growth in revenue from enterprise data and wholesale products, both year over year and sequentially,” said Moneymaker. “While we believe the timing has accelerated the majority of the impact into 2012, the level of decline of RLEC access revenue from carrier network grooming and access reform was expected over time and was anticipated by the capital structure we put in place upon the separation.” He continued, “Our current and projected future growth in data revenues remains the catalyst for long-term revenue growth and it is expected this will drive annual year over year growth in total revenue in 2013.”

Business Outlook

The Company expects 2012 total revenue to be between $200 million and $205 million. Total revenue for first quarter 2012 is expected to be between $50 million and $51 million.

Adjusted EBITDA is expected to be between $85 million and $90 million for the year 2012 and to be between $21 million and $22 million for first quarter 2012.

Capital expenditures are expected to be between $52 million and $60 million for the year 2012.

Please see the schedule accompanying this release for additional financial guidance, including projected 2012 cash flows and non-GAAP reconciliations.

Statements made are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

RLEC Asset Impairment

A required asset impairment test measurement date of October 31, 2011 was triggered upon the separation of Lumos Networks from NTELOS Holdings Corp. The Company concluded that its Rural Local Exchange Carrier (RLEC) indefinite-lived intangible assets, including goodwill, were impaired and a decrease in the carrying value of other RLEC assets was required. As such, the Company recorded a pre-tax non-cash intangible asset impairment charge of $65.4 million and reduced the carrying value of other assets by $20.9 million, for a total charge of $86.3 million ($65.7 million, net of tax) in fourth quarter 2011. The primary factor contributing to the impairment charge is the expectation of lower revenue in the future from other telecommunication carriers for originating and terminating interstate and intrastate long distance calls due to the FCC’s November 2011 Order comprehensively reforming its Universal Service Fund and intercarrier compensation systems, together with carrier network grooming efforts.

Conference Call

A conference call and simultaneous webcast, hosted by James A. Hyde, Lumos Networks CEO, Michael B. Moneymaker, president and Hal Covert, CFO, to review these financial and operational results and financial guidance will be held today at 10:00 A.M. (ET).

The webcast may be accessed via the Internet at http://ir.lumosnetworks.com/ and the live call (“Lumos Networks Fourth Quarter 2011 Earnings Conference Call”) may be accessed with the following numbers:

Domestic: 1-877-317-6789

International: 1-412-317-6789

Canada: 1-866-605-3852

The conference call will be archived and available for replay through March 13, 2012 and may be accessed with the following numbers:

Domestic: 1-877-344-7529

International: 1-412-317-0088

Replay pass codes: Conference ID: 10010603

The webcast will also be archived and the replay may be accessed at http://ir.lumosnetworks.com/.

About Lumos Networks

Lumos Networks is a fiber-based service provider in the Mid-Atlantic region serving carrier, business and residential customers over a dense fiber network offering data, voice and IP services. With headquarters in Waynesboro, VA, Lumos Networks serves Virginia, West Virginia and portions of Pennsylvania, Kentucky, Ohio, and Maryland over a 5,800 route-mile fiber network. Detailed information about Lumos Networks is available at www.lumosnetworks.com.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to Lumos Networks before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, acquisition related charges, and costs related to the separation of the company from NTELOS.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Lumos Networks website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; our ability to achieve benefits from our separation from NTELOS Holdings Corp; our ability to successfully increase revenues and manage churn in the recently acquired FiberNet business; our ability to offset expected revenue declines in our RLEC business related to the recent regulatory developments and carriers grooming their networks; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility; our cash and capital requirements; declining prices for our services; the potential to experience a high rate of customer turnover; federal and state regulatory fees, requirements and developments; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets
•	Condensed Consolidated Statements of Operations
•	Summary of Operating Results
•	Reconciliation of Net Income (Loss) Attributable to Lumos Networks Corp. to Operating Income (Loss)
•	Reconciliation of Operating Income (Loss) to Adjusted EBITDA
•	Customers and Network Statistics

Lumos Networks Corp.

Condensed Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
(in thousands)

ASSETS
Current Assets
Cash	$10,547	$489
Restricted cash[1]	7,554	8,062
Accounts receivable, net	23,555	20,785
Other receivables	2,390	1,238
Prepaid expenses and other	2,278	2,020

	46,324	32,594

Securities and investments	128	71

Property, plant and equipment, net	299,958	273,856

Other Assets
Goodwill	100,297	134,579
Franchise rights	—	32,000
Other intangibles, net	45,696	65,904
Deferred charges and other assets	6,197	2,196

	152,190	234,679

Total Assets	$498,600	$541,200

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$2,679	$688
Accounts payable	12,432	12,599
Dividends payable	2,980	—
Advance billings and customer deposits	12,623	11,653
Accrued compensation	2,832	930
Accrued operating taxes	2,624	844
Other accrued liabilities	3,243	1,428

	39,413	28,142

Long-Term Liabilities
Long-term debt	323,897	1,417
Obligation to NTELOS Inc.	—	178,616
Retirement benefits	35,655	—
Deferred Income taxes	41,296	61,217
Other long-term liabilities	5,028	5,122
Income tax payable	484	500

	406,360	246,872

Stockholders’ Equity	52,827	266,186

Total Liabilities and Equity	$498,600	$541,200

[1]

During 2010, the Company received a Federal stimulus award providing 50% funding to bring broadband services and infrastructure to Alleghany County, Virginia. The Company was required to deposit 100% of its grant ($8.1 million) into pledged accounts in advance of any reimbursements, to be drawn down ratably following reimbursement approvals.

Lumos Networks Corp.

Condensed Consolidated Statements of Operations

	Three months ended:		Year ended:
(in thousands, except per share amounts)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Operating Revenues	$51,107	$41,013	$207,414	$145,964

Operating Expenses[1]

Cost of sales and services (exclusive of items shown separately below)	19,583	13,967	78,484	46,407
Customer operations	4,773	3,652	19,551	13,243
Corporate operations[2]	5,343	4,909	16,251	13,809
Depreciation and amortization	10,186	9,037	43,090	31,365
Asset impairment charge[3]	86,295	—	86,295	—
Accretion of asset retirement obligations	31	36	116	11

	126,211	31,601	243,787	104,835

Operating Income (Loss)	(75,104)	9,412	(36,373)	41,129

Other Income (Expenses)
Interest expense	(3,153)	(1,931)	(11,993)	(5,752)
Other income, net	32	18	105	43

	(78,225)	7,499	(48,261)	35,420

Income Tax Expense (Benefit)	(16,527)	3,175	(4,383)	14,477

Net Income (Loss)	(61,698)	4,324	(43,878)	20,943
Net Income (Loss) Attributable to Noncontrolling Interests	35	(28)	(52)	(119)

Net Income (Loss) Attributable to Lumos Networks Corp.	$(61,663)	$4,296	$(43,930)	$20,824

Basic and Diluted (Loss) per Common Share Attributable to Lumos Networks Corp. Stockholders:

Income (loss) per share - basic	$(2.96)	N/A	$(2.11)	N/A
Income (loss) per share - diluted	$(2.90)	N/A	$(2.07)	N/A
Weighted average shares outstanding - basic	20,815		20,815
Weighted average shares outstanding - diluted	21,231		21,231
Cash Dividends Declared per Share - Common Stock	$0.14		$0.14

Note: The operating results of FiberNet are included beginning on the acquisition date, December 1, 2010.

[1]

Includes equity based compensation charges related to all of the Company’s share-based awards and the Company’s 401(k) matching contributions of $0.2 million and $0.4 million for the fourth quarters of 2011 and 2010, respectively; and $2.4 million and $1.5 million for the year ended December 31, 2011 and 2010, respectively.

[2]

Includes charges of $1.4 million in connection with the separation from NTELOS Holdings Corp. for the post-separation months of November and December 2011. Also included are acquisition related charges related to the acquisition of FiberNet that closed on December 1, 2010.

[3]

A required asset impairment test measurement date of October 31, 2011 was triggered upon the separation of Lumos Networks from NTELOS Holdings Corp. The Company concluded that the its Rural Local Exchange Carrier (RLEC) indefinite-lived intangible assets, including goodwill, were impaired and a decrease in the carrying value of other RLEC assets was required. As such, the Company recorded a pre-tax non-cash intangible asset impairment charge of $65.4 million and reduced the carrying value of all other assets by $20.9 million, for a total charge of $86.3 million ($65.7 million, net of tax) in fourth quarter 2011. The primary factor contributing to the impairment charge is the expectation of lower revenue in the future from other telecommunication carriers for originating and terminating interstate and intrastate long distance calls due to the FCC’s November 2011 Order comprehensively reforming its Universal Service Fund and intercarrier compensation systems, together with carrier network grooming efforts.

Lumos Networks Corp.

Summary of Operating Results

(in thousands)	Three months ended:		Year ended:
	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011
Operating Revenues
Competitive	$27,071	$39,401	$88,471	$154,757
Enterprise Data	6,231	8,945	19,442	33,897
SMB/Residential Data	3,904	4,515	14,772	17,401
Wholesale	6,378	10,248	24,714	36,883
Voice and Long Distance	8,004	12,989	22,148	54,414
Other	2,554	2,704	7,395	12,162
RLEC	$13,942	$11,706	$57,493	$52,657
Local	2,844	3,056	11,780	11,625
Access	8,611	6,846	35,586	31,827
Other	2,487	1,804	10,127	9,205

	$41,013	$51,107	$145,964	$207,414

Operating Expenses
(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, equity based compensation, acquisition related charges and costs related to the separation of the Company from NTELOS, a non-GAAP measure of operating expenses)

Competitive	$15,678	$24,367	$51,155	$94,045
RLEC	4,257	3,736	17,755	16,429

	$19,935	$28,103	$68,910	$110,474

Adjusted EBITDA (a non-GAAP measure)
Competitive	$11,393	$15,034	$37,316	$60,712
RLEC	9,685	7,970	39,738	36,228

	$21,078	$23,004	$77,054	$96,940

Capital Expenditures
Competitive	$5,802	$7,332	$27,950	$45,720
RLEC	4,622	5,390	12,304	15,816

	$10,424	$12,722	$40,254	$61,536

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)

Competitive	$5,591	$7,702	$9,366	$14,992
RLEC	5,063	2,580	27,434	20,412

	$10,654	$10,282	$36,800	$35,404

Note: The operating results of FiberNet are included beginning on the acquisition date, December 1, 2010.

Lumos Networks Corp.

Reconciliation of Net Income (Loss) Attributable to Lumos Networks Corp. to Operating Income

(in thousands)
	Three months ended:		Year ended:
	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011
Net income (loss) attributable to Lumos Networks Corp.	$4,296	$(61,663)	$20,824	$(43,930)
Net income (loss) attributable to noncontrolling interests	28	(35)	119	52

Net income (loss)	4,324	(61,698)	20,943	(43,878)

Interest expense	1,931	3,153	5,752	11,993
Income tax expense (benefit)	3,175	(16,527)	14,477	(4,383)
Other income	(18)	(32)	(43)	(105)

Operating income (loss)	$9,412	$(75,104)	$41,129	$(36,373)

Competitive	3,472	6,678	16,208	28,569
RLEC	5,940	(81,782)	24,921	(64,942)

Operating income (loss)	$9,412	$(75,104)	$41,129	$(36,373)

Lumos Networks Corp.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(dollars in thousands)	2010			2011
	Competitive	RLEC	Total	Competitive	RLEC	Total
For The Three Months Ended December 31
Operating Income (Loss)	$3,472	$5,940	$9,412	$6,678	$(81,782)	$(75,104)
Depreciation and amortization and accretion of asset retirement obligations	5,520	3,553	9,073	7,196	3,021	10,217

Sub-total:	8,992	9,493	18,485	13,874	(78,761)	(64,887)

Asset impairment charge[1]	—	—	—	—	86,295	86,295
Equity based compensation	230	192	422	140	97	237
Acquisition related charges[2]	2,171	—	2,171	1	—	1
Business separation charges[3]	—	—	—	1,019	339	1,358

Adjusted EBITDA	$11,393	$9,685	$21,078	$15,034	$7,970	$23,004

Adjusted EBITDA Margin	42.1%	69.5%	51.4%	38.2%	68.1%	45.0%

For The Year Ended December 31
Operating Income (Loss)	$16,208	$24,921	$41,129	$28,569	$(64,942)	$(36,373)
Depreciation and amortization and accretion of asset retirement obligations	17,272	14,104	31,376	29,579	13,627	43,206

Sub-total:	33,480	39,025	72,505	58,148	(51,315)	6,833

Asset impairment charge[1]	—	—	—	—	86,295	86,295
Equity based compensation	816	713	1,529	1,474	909	2,383
Acquisition related charges[2]	3,020	—	3,020	71	—	71
Business separation charges[3]	—	—	—	1,019	339	1,358

Adjusted EBITDA	$37,316	$39,738	$77,054	$60,712	$36,228	$96,940

Adjusted EBITDA Margin	42.2%	69.1%	52.8%	39.2%	68.8%	46.7%

[1]

A required asset impairment test measurement date of October 31, 2011 was triggered upon the separation of Lumos Networks from NTELOS Holdings Corp. The Company concluded that the its Rural Local Exchange Carrier (RLEC) indefinite-lived intangible assets, including goodwill, were impaired and a decrease in the carrying value of other RLEC assets was required. As such, the Company recorded a pre-tax non-cash intangible asset impairment charge of $65.4 million and reduced the carrying value of all other assets by $20.9 million, for a total charge of $86.3 million ($65.7 million, net of tax) in fourth quarter 2011. The primary factor contributing to the impairment charge is the expectation of lower revenue in the future from other telecommunication carriers for originating and terminating interstate and intrastate long distance calls due to the FCC’s November 2011 Order comprehensively reforming its Universal Service Fund and intercarrier compensation systems, together with carrier network grooming efforts.

[2]	Acquisition related charges related to the acquisition of FiberNet that closed on December 1, 2010.
[3]	Charges in connection with the separation from NTELOS Holdings Corp.

Lumos Networks Corp.

Customers and Network Statistics

Three months ended:	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Competitive voice connections[1]	134,071	129,734	127,561	125,500	122,046
RLEC Broadband Customers[2]	14,706	14,643	14,542	14,947	14,916
Total Broadband Connections[2]	32,994	33,453	33,774	34,747	35,707
Video Subscribers	2,849	2,997	3,152	3,439	3,734
RLEC Total Access Lines	35,422	34,920	34,489	33,840	33,193

On-Network Buildings[3]	752	830	903	949	1,051
Fiber-Fed Cell Sites[3]	71	91	109	132	148
Co-Locations	143	144	146	147	149
Long-Haul Fiber Miles	4,941	5,767	5,788	5,801	5,801

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes customers or customer equivalents for DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive segment.

[3]	Includes statistics for legacy markets only, excluding FiberNet, through September 30, 2011.

Lumos Networks Corp.

Business Outlook1 (as of February 27, 2012)

(dollars in millions)	2012 Guidance[1]
	First Quarter 2012			2012 Annual
Operating Revenues	$50	to	$51	$200	to	$205

Adjusted EBITDA	$21	to	$22	$85	to	$90

Capital Expenditures				$52	to	$60

Reconciliation of Operating Income to Adjusted EBITDA
Operating Income	$11	to	$12	$44	to	$46
Depreciation and amortization		9		38	to	40
Equity based compensation charges		1		3	to	4

Adjusted EBITDA	$21	to	$22	$85	to	$90

Lumos Networks Corp.

Projected Cash Flows for the Year 20121

(dollars in millions)
Adjusted EBITDA[2]	$88
Less: Capital expenditures[2]	(56)

32
Less:
Cash interest, net of interest income	(14)
Cash taxes	(1)

Cash flows, net, before dividends and debt payments	17
Less:
Cash dividends: $0.14 per share per quarter[3]	(12)
Scheduled 2012 debt payments	(2)
Plus:
Other, net[4]	7

Projected Cash Flows, net[5]	$10

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements" in the Lumos Networks Corp. fourth quarter 2011 earnings release dated February 27, 2012.

[2]	Based on the mid-points of the above guidance ranges.
[3]	Represents the most recent cash dividend paid, annualized. Dividend payments are reviewed quarterly by the board of directors and are subject to change.
[4]	Primarily cash reimbursements received from Federal stimulus awards, which provide 50% funding to bring broadband services and infrastructure to Alleghany County, Virginia.
[5]	Before discretionary payments to the credit facility Revolver loan and changes to working capital.